March 23, 1994



LIVE Entertainment Inc.
15400 Sherman Way, Suite 500
Van Nuys, California 91406

Gentlemen:

          This letter sets forth our agreement concerning the terms and conditions upon which Carolco Pictures Inc., a Delaware corporation ("Carolco"), and LIVE Entertainment Inc., a Delaware corporation ("LIVE"), will enter into the following business combination (the "Merger"). The company which issues equity securities as a result of the Merger is referred to herein as the "Surviving Company" and the company or companies which will disappear in the Merger or the equity securities of which are no longer held publicly as a result of the Merger are referred to herein as the "Disappearing Companies."

          1.   The Merger.

          In the Merger, (a) the Surviving Company shall issue to holders of common stock of the Disappearing Companies a number of shares of common stock of the Surviving Company (the "Survivor Common Stock") determined in accordance with the Exchange Ratio set forth in paragraph 2 below, (b) if LIVE is not the Surviving Company, each share of Series C Convertible Stock, par value $1.00 per share, of LIVE (the "LIVE Series C Stock") shall be converted into the right to receive one share of newly-designated preferred stock of the Surviving Company having the designations, powers, preferences and limitations set forth on Exhibit
A hereto (the "Survivor Series C Preferred"), (c) if Carolco is not the Surviving Company, each share of Series A Convertible Preferred Stock, par value $1.00 per share, of Carolco (the "Carolco Series A Stock") shall be converted into the right to receive one share of newly-designated preferred stock of the Surviving Company having the designations, powers, preferences and limitations equivalent to the Carolco Series A Stock with appropriate adjustments to the conversion price as provided for the Carolco Series A Stock (the "Survivor Series
A Preferred"), and (d) each option, warrant, convertible security or other right to acquire (by exercise, exchange or conversion) shares of the Disappearing Companies' common stock or other securities of the Disappearing Companies and each stock option and other right to acquire securities of the Disappearing Companies which has been granted to directors, officers and employees of the Disappearing Companies and their subsidiaries and which remain outstanding prior to the effective date of the Merger (the "Closing Date") shall be converted into the right to receive stock options or other rights of the Surviving Company for a number of shares of Survivor Common Stock equal to the number of shares of the Disappearing Companies' common stock as the holder of such right would have been entitled to receive had it exercised such right immediately prior to the Closing Date, multiplied by the Exchange Ratio set forth in paragraph 2 below at an exercise price equal to the exercise price of such right immediately prior to the Closing Date divided by the Exchange Ratio set forth in paragraph 2 below.

          2.   Merger Exchange Ratio.

          For each share of common stock, par value $.01 per share, of LIVE ("LIVE Common Stock"), a holder will receive (or retain) a number of shares of Survivor Common Stock that is 5.5 times the number of shares of Survivor Common Stock received (or retained) by a holder of common stock, par value $.01 per share, of Carolco ("Carolco Common Stock") for each share of Carolco Common Stock (the "Exchange Ratio"), subject to adjustment as provided in this paragraph 2. If the average Trading Price (as defined below) of Carolco Common Stock for the 20 consecutive Trading Days (as defined below) ending on a date that is three Trading Days prior to the date of the stockholders' meetings of Carolco and LIVE called for the purpose of voting on the Merger, or ending on such earlier date as may be required by the Securities and Exchange Commission (the "Carolco Share Price") is less than $0.545 per share, then the Exchange Ratio shall be determined by dividing $3.00 by the Carolco Share Price; provided, however, that in no event shall the Exchange Ratio increase above 6.5 to 1 as a result of the foregoing adjustment. If the Carolco Share Price is greater than $0.727 per share, then the Exchange Ratio shall be determined by dividing $4.00 by the Carolco Share Price; provided, however, that in no event shall the Exchange Ratio decrease below 4.5 to 1 as a result of the foregoing adjustment.

          "Trading Day" shall mean a day on which the New York Stock Exchange is open for at least one-half of its normal business hours.

          "Trading Price" shall mean, on any day, the last reported sale price of a security regular way on the New York Stock Exchange or, if such security is not listed on the New York Stock Exchange, the last sale price of such security regular way, as reported in a composite published report of transactions which includes transactions on the exchange or other principal markets on which such security is traded or, if there is no such composite report as to any day, the last reported sale price, regular way (or if there is no such reported sale on such day, the average of the closing reported bid and asked prices) on the principal United States securities trading market (whether a stock exchange, National Association of Securities Dealers Automated Quotation System or otherwise) on which such security is traded.

          3.   Conditions of LIVE and Carolco to Execution of Merger
Agreement.

          The obligations of Carolco and LIVE to enter into an agreement governing the Merger (the "Merger Agreement") shall be subject to the following conditions:

               (a) The negotiation, execution and delivery of a mutually satisfactory Merger Agreement which, in addition to the matters specified in this letter, shall include the composition of the board of directors and senior management of the Surviving Company, customary representations and warranties, conditions, covenants, indemnifications, and other provisions usually included in agreements governing similar transactions and any others which are reasonable and appropriate in the specific context of the Merger.

               (b) Each of the Carolco Investors (as defined in paragraph 4(a) below) shall have agreed (i) subject to receipt of proxy materials to vote all of the shares of capital stock of Carolco which they have the right to vote in favor of the transactions contemplated hereby, (ii) not to sell, grant a proxy with respect to or otherwise encumber any of such shares until the earlier of termination of the Merger Agreement or the Closing Date, and (iii) subject to applicable law, otherwise act in all respects in a manner consistent with, and in furtherance of, the transactions contemplated hereby (including any filings required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act")).

               (c) Each of the LIVE Investors (as defined in paragraph 4(a) below) shall have agreed (i) subject to receipt of proxy materials to vote all of the shares of capital stock of LIVE which they have the right to vote in favor of the transactions contemplated hereby, (ii) not to sell, grant a proxy with respect to or otherwise encumber any of such shares until the earlier of termination of the Merger Agreement or the Closing Date, and (iii) subject to applicable law, otherwise act in all respects in a manner consistent with, and in furtherance of, the transactions contemplated hereby (including any filings required pursuant to the HSR Act).

               (d) Each of LIVE and Carolco shall have completed its investigation (made by its own personnel as well as its accountants and counsel) of the assets, liabilities, properties, commitments and affairs of the other and shall be satisfied with the results thereof.

          4.   Conditions of LIVE and Carolco to the Merger.

          The obligations of Carolco and LIVE to consummate the Merger shall be subject, among other things, to the following conditions:

               (a) The Merger, the Merger Agreement and the transactions contemplated hereby shall have been approved or consented to by (i) holders of at least a majority of the combined voting power with respect to Carolco's voting securities present at the meeting (other than voting securities held by Pioneer LDCA, Inc. ("Pioneer"), Cinepole Productions B.V. ("Cinepole"), MGM Holdings Corporation, RCS International Communications N.V. and RCS Video International Services B.V. (collectively, "RCS") and New Carolco Investments B.V. (collectively in their capacity as holders of voting securities of Carolco, the "Carolco Investors")), (ii) holders of at least a majority of the combined voting power with respect to Carolco's voting securities entitled to vote, (iii) holders of at least 80% of Carolco's Series A Convertible Preferred Stock, par value $1.00 per share, voting as a class, (iv) holders of at least a majority of the combined voting power with respect to LIVE's voting securities present at the meeting (other than voting securities held by Pioneer, Cinepole and RCS (collectively in their capacity as holders of voting securities of LIVE, the "LIVE Investors")), (v) holders of at least 66 2/3% of the combined voting power with respect to LIVE's voting securities entitled to vote, (vi) holders of at least a majority of LIVE's Series C Stock, voting as a class, and (vii) if deemed necessary or advisable by the parties hereto, holders of at least a majority of LIVE's Series B Cumulative Convertible Preferred Stock, par value $1.00 per share (the "LIVE Series B Stock") then outstanding, and/or the Special Committee, as defined in the Certificate of Designations, Preferences and Rights governing LIVE's Series B Stock.

               (b) The Merger Agreement and the transactions contemplated thereby shall have been approved by the Board of Directors of Carolco and the Board of Directors of LIVE.

               (c) Each of Carolco and LIVE shall have received opinions from a reputable investment banking firm that the Merger is fair from a financial point of view to holders of Carolco Common Stock other than the Carolco Investors and LIVE Common Stock other than the LIVE Investors, respectively.

               (d) A registration statement with respect to (i) any securities of the Surviving Company which are issued in exchange for securities of the Disappearing Companies upon consummation of the Merger, (ii) any Survivor Common Stock into which such securities may be converted, and (iii) any other transactions relating to the Merger for which a registration statement must be effective shall have become effective and there shall not have been issued and in effect a stop order with respect thereto or the securities registered thereunder by the Securities and Exchange Commission.

               (e) The Survivor Common Stock to be issued upon consummation of the Merger shall have been accepted for listing (subject to notice of issuance) on the New York Stock Exchange or, if the Survivor Common Stock was listed on another exchange immediately prior to the Closing Date, on such other exchange.

               (f) Each of Carolco and LIVE shall be reasonably satisfied that it will not recognize material taxable gain as a result of the Merger and that its stockholders will not recognize any taxable gain as a result of the Merger. Each party hereto shall receive such opinions of counsel and accountants in respect of the tax and accounting consequences of the Merger as such party may reasonably request.

               (g) Aggregate commitments shall have been received acceptable to Carolco and to LIVE for funding the working capital needs of Carolco and LIVE, the proposed terms of which shall be set out more fully in the Merger Agreement.

               (h) There shall not have occurred any change or development in or affecting the assets, liabilities, business, operations, condition (financial or other) or prospects of Carolco or LIVE which, in the aggregate, could be reasonably expected to have a material adverse effect on such party, except for (i) such changes at LIVE as are contemplated by and approved in accordance with paragraph 5(g) below or (ii) such changes resulting from facts disclosed as of the date of the Merger Agreement in the public filings of such party.

               (i) All consents and approvals of, and notices to and filings with, any governmental authority or agency as are required in connection with the consummation of the Merger and the transactions contemplated hereby shall have been obtained, given and made, and all waiting periods, if any, applicable to the consummation of the Merger imposed by any applicable law, rule or regulations (including, but not limited to, the HSR Act) shall have expired without any action, proceeding or investigation being commenced or threatened which seeks to enjoin or delay consummation of the Merger or to impose any material restrictions or onerous requirements on the Surviving Company, Carolco, LIVE or their respective stockholders.

               (j) All actions, proceedings, instruments and documents required to carry out the transactions contemplated hereby or incidental hereto and all other related legal matters shall be reasonably satisfactory to and approved by counsel for each of Carolco and LIVE and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested.

               (k) All consents and approvals of, and notices to and filings with, any non-governmental persons required in connection with the consummation of the Merger and the transactions contemplated hereby shall have been obtained, given or made, except for any thereof which, if not obtained, given or made would not, in the aggregate, have a material adverse effect on the ability of any party to consummate the transactions contemplated hereby or on the assets, liabilities, business, operations, condition (financial or other) or prospects of the combined company or any of its direct or indirect subsidiaries.

               (l) No court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of preventing the consummation of the Merger or making the transactions contemplated hereby illegal (each party hereto agreeing to use its best efforts to have any such order, injunction or the like lifted or waived).

               (m) The Carolco Investors or the LIVE Investors, as applicable, shall have entered into a registration rights agreement with the Surviving Company as to the Survivor Common Stock to be received by them in connection with the Merger.

          5.   Conditions of Carolco to the Merger.

          The obligations of Carolco to consummate the Merger shall be subject, among other things, to the following conditions:

               (a) LIVE shall have redeemed all outstanding shares of the LIVE Series B Stock in accordance with the provisions of the Certificate of Designations, Preferences and Rights governing the LIVE Series B Stock.

               (b) LIVE shall not have incurred any Indebtedness from the date hereof through the Closing Date other than (i) borrowings under its existing credit facility with Chemical Bank and any extensions or replacements thereof (the "Chemical Facility") which borrowings may be used solely for working capital purposes, and (ii) borrowings of up to $7,500,000 which may be used solely for retirement of the LIVE Series B Stock. "Indebtedness" shall mean (a) any liability, contingent or otherwise, (i) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of LIVE or only to a portion thereof), (ii) evidenced by a note, debenture or similar instrument (including a purchase money obligation), or (iii) for the payment of money relating to a capitalized lease obligation; (b) any liability of others of the kind described in the preceding clause (a) which LIVE has guaranteed or which is otherwise its legal liability; (c) any obligation secured by a lien to which the property or assets of LIVE are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be LIVE's legal liability, and (d) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b) or (c).

               (c) LIVE shall have received amendments to the Indenture governing its Increasing Rate Secured Senior Subordinated Notes due 1999 in form, scope and substance and on terms acceptable to LIVE and Carolco.

               (d)  The Indenture governing LIVE's 12% Senior
Subordinated Secured Notes due 1994 shall have been amended to extend the maturity date to September 15, 1995 or later and LIVE shall have received other amendments to such indenture in form, scope and substance and on terms acceptable to LIVE and Carolco.

               (e) Carolco shall have received a comfort letter of Ernst & Young, LIVE's independent accountants, dated immediately prior to the date upon which the registration statement becomes effective, in form and substance reasonably satisfactory to Carolco and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the registration statement contemplated by paragraph 4(d).

               (f) The rights issued pursuant to that certain Rights Agreement dated as of July 19, 1990 between LIVE and American Stock Transfer & Trust Company, as amended (the "Rights Agreement") shall either no longer be outstanding or the Rights Agreement shall be amended in a manner satisfactory to Carolco.

               (g) Any disposition of assets by LIVE or its subsidiaries and any write-down of the carrying value of assets by LIVE or its subsidiaries from the date hereof prior to the Merger shall be in accordance with the business plan of LIVE previously delivered to Carolco (the "Business Plan") and shall be on other terms and conditions satisfactory to Carolco.

          6.   Conditions of LIVE to the Merger.

          The obligations of LIVE to consummate the Merger shall be subject, among other things, to the following conditions:

               (a)  LIVE shall have received a comfort letter of Ernst
& Young, Carolco's independent accountants, dated immediately prior to the date upon which the registration statement for the Merger becomes effective, in form and substance reasonably satisfactory to LIVE and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the registration statement contemplated by paragraph 4(d).

          7.   Actions Prior to Merger Agreement.

          Except as otherwise contemplated herein, from the date hereof prior to the execution of the Merger Agreement, neither party will, without the prior written consent of the other party, take any of the following actions: (a) pay any dividends or make any other distribution on its stock, except for dividends required to be paid on series preferred stock existing on the date hereof, (b) acquire or dispose of any substantial assets or acquire any assets which would make completion of the Merger by the other party impossible or a violation of applicable laws, rules or regulations, or (c) enter into any other material transaction or incur any material obligation outside of the ordinary course of its business.

          8.   Reasonable Best Efforts.

          The parties hereto acknowledge that the terms of this letter have been approved by the respective Boards of Directors of Carolco and LIVE. Each of the parties hereto agrees to proceed with the proposed transactions on a prompt basis and to use their respective reasonable best efforts to prepare all necessary documentation, obtain all necessary consents, authorizations, approvals and waivers required in connection with the consummation of the transactions contemplated hereby (including all necessary stockholder and regulatory approvals) and take all other actions necessary to consummate the transactions contemplated hereby in a manner consistent with applicable law.

          9.   Cooperation.

          Each party hereto will use its reasonable best efforts to (a) furnish to the other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the transactions contemplated hereby, (b) cooperate in preparing, causing to be filed and to be declared effective a registration statement containing a proxy statement in connection with the transactions contemplated by the Merger (including, without limitation, providing all information as may be required for inclusion in the registration statement), (c) provide the officers, employees, attorneys, accountants, investment bankers and other representatives of the other party with reasonable access to the properties and personnel of such party and furnish upon request copies of all books, records, documents and other information of such party applicable to the financial condition, business, assets or liabilities of such party (including, without limitation, interim financial reports of such party), (d) defend and cooperate with the other party in defending any legal proceedings, whether judicial or administrative and whether brought derivatively or on behalf of third parties, challenging any part of the transactions contemplated hereby, and (e) provide such further assistance as the other party hereby may reasonably request.

          10.  Termination.

          This letter shall terminate without further obligation on the part of either party the earlier of (i) the 30th day following the date of this letter or (ii) the execution of the Merger Agreement, provided, that such termination shall not excuse any breach arising prior to the date of such termination. Additionally, this letter shall terminate if one party accepts a proposal from any third party, or makes a proposal to a third party which is accepted, for a merger, consolidation, sale of a substantial portion of assets, tender offer or any similar transaction or business combination involving such party or any transaction which would defeat the intent of this letter (an "Acquisition Proposal"), other than any Acquisition Proposal contemplated herein. This letter may be terminated by Carolco if LIVE shall have failed to comply in any material respect with its covenants herein, which failure has not been cured within five business days following receipt by LIVE of notice of such breach. This letter may be terminated by LIVE if Carolco shall have failed to comply in any material respect with its covenants herein, which failure has not been cured within five business days following receipt by Carolco of notice of such breach.

          11.  Miscellaneous.

               (a) Expenses. All legal, accounting and other costs and expenses incurred in connection with the transactions contemplated hereby shall be paid by the party incurring such costs or expenses. Additionally, all compensation, commissions, fees and expenses of any person or firm which is entitled to be compensated for services as a broker, finder or in any similar capacity shall be paid by the party incurring such expenses. Notwithstanding the foregoing, (i) if this letter is terminated for any reason other than execution of the Merger Agreement, legal fees and the expenses incurred in connection with printing and mailing the registration statement referred to in paragraph 4(d) and related materials will be shared equally by LIVE and Carolco; provided, however, that if this letter is terminated by a party as a result of a breach by the other party, then the breaching party shall bear all such legal fees and expenses, and (ii) if this letter is terminated as a result of one party's acceptance of an Acquisition Proposal, then the accepting party shall reimburse the other party for all out-of-pocket expenses incurred by the other party through the date of termination of the letter. Each of the parties hereto acknowledges that, as of the date hereof, it is not engaged in discussions with respect to any such Acquisition Proposal.

               (b) Governing Law. The laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this letter, regardless of the law that might be applied under applicable principles of conflicts of law.

               (c) Confidentiality Agreement. Each party acknowledges that this letter shall not affect either party's obligations under (i) that certain Confidentiality and Review Letter dated January 28, 1994 from LIVE to Carolco, or (ii) that Certain Confidentiality and Review Letter dated January 28, 1994 from Carolco to LIVE, each of which shall remain in effect in accordance with the terms thereof.

               (d) Counterparts. This letter may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          Please acknowledge your agreement to, and acceptance of, the foregoing, by executing a copy of this agreement in the appropriate space set forth below and returning the same to the undersigned, whereupon it will constitute our agreement with respect to the matters contained herein.

                              Very truly yours,

                              CAROLCO PICTURES INC.


                              By:______________________________
                                 Name:
                                 Title:

Agreed to and accepted as of
the date first written above:

LIVE ENTERTAINMENT INC.

By:______________________________
   Name:
   Title:

                               EXHIBIT A

                 Terms of Survivor Series C Preferred


Dividend:                5% of the liquidation value of the Survivor
                         Series C Preferred per annum, payable
                         quarterly out of funds legally available therefor.

Liquidation Value:       $1,000 per share, plus accrued and unpaid
                         dividends which will be added to the
                         liquidation value and accrue additional cash dividends at the rate set forth above.

Ranking: Senior to all other series preferred stock of the Surviving Company at the Closing Date.

Conversion:              Convertible into Survivor Common Stock at the
                         option of the holder at a conversion price equal to the Liquidation Value divided by $0.5536, subject to adjustment as provided in paragraph 2 (the "Conversion Price").

Protective Rights:       Affirmative vote or consent of a majority of
                         the Survivor Series C Preferred, voting as a class, shall be required to issue capital stock which is senior to or pari passu with the Survivor Series C Preferred or to undertake any other action which materially adversely affects the rights of the holders of the Survivor Series C Preferred.

Voting Rights:           Holders are entitled to the same voting rights
                         as if they had converted their Survivor Series
                         C Preferred to Survivor Common Stock.

Optional Redemption:     The Surviving Company may, at its option,
                         redeem the Survivor Series C Preferred at a redemption price equal to the Liquidation
                         Value at any time or from time to time after the third anniversary of issuance, if (i) a Redemption Event has occurred, and (ii) all dividends on the Survivor Series C Preferred have been paid in cash to the date of redemption. A "Redemption Event" shall occur
                         (a) on the tenth day following any ten (10) consecutive trading days on which the market price of Survivor Common Stock is greater than 150% of the Conversion Price, or (b) in the event of a merger or consolidation of the Surviving Company with another corporation (or other business entity) or a voluntary sale of all or substantially all of the assets of the Surviving Company (a "Redemption Event
                         Merger") in which the consideration to be paid to holders of Survivor Common Stock in the Redemption Event Merger is either payable entirely in cash or is property with a fair market value (as reasonably determined in good faith by the Board of Directors of the Surviving Company) of not less than 150% of the Conversion Price on the date fixed for purposes of determining the holders of Survivor Common Stock entitled to receive consideration in the Redemption Event Merger.

Transfer Restrictions:   None.

Registration Rights:     Registration rights shall be reasonably
                         satisfactory to Pioneer LDCA, Inc. and the Surviving Company.